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                                  EXHIBIT 10.1

            Letter of Intent Signed December 18, 2001 by and Between Universal Automotive Industries, Inc. and Creative Friction LLC




Monday, December 17, 2001

CONFIDENTIAL

Arvin Scott, President
Universal Automotive Industries, Inc.
11859 South Central Avenue
Alsip, IL 60803 Via e-mail:

RE: STRATEGIC ALLIANCE MANUFACTURING SUPPLY AGREEMENT AND ASSET ACQUISITION
OPTION

Dear Arvin.

         This Letter of Intent sets forth the terms and conditions of a proposed Strategic Affiance by and between UNIVERSAL AUTOMOTIVE INDUSTRIES, INC., a Delaware corporation (a/k/a "UBP") and CREATIVE FRICTION LLC, an Arizona limited company ("Creative Friction"), d/b/a Competition Friction, which contemplates a Manufacturing Supply Agreement by and between UBP and Creative Friction (the "Supply Agreement").

         UBP and Creative Friction (collectively, the "Parties" and individually, a "Party") have been engaged in ongoing discussions regarding the establishment of a Strategic Alliance. The Parties desire to memorialize the results of such discussions in this Letter of Intent. In connection therewith, the Parties agree as follows:


         1. Terms of Supply Agreement. Subject to each Party's completion of due diligence and the failure to discover any material facts different than those previously disclosed or represented to the other Party, the Supply Agreement shall be on the terms and conditions substantially conforming to those hereinafter set forth:

                  (a)      Structure and Pricing

                           (i) Beginning on March 1, 2002 or the first day after
                  completion of the ramp up to one (1) shift period ("Commencement"), UBP will acquire a minimum of thirty thousand (30,000) sets per calendar month (or such lesser amount comprising Creative Friction's total production for the month) at a price equal to Twelve Dollars and Eighty-Five Cents ($12.85) per set, based on a D369 Ceramic set adjusted by product reference number attached hereto as Exhibit "B" (UBP Product Reference Number Pricing) and pay for same in cash no later than forty-five (45) days after delivery of same by Creative Friction (F.O.B. Phoenix plant).



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                  The price per set is established as Eleven Dollars and 25/100
                  ($11.25) per set ("Base Price") plus One Dollar and Sixty Cents ($1.60) per set to cover extra burden costs incurred by operating under a single shift. The Parties agree that the One Dollar and Sixty Cents ($1.60) per set extra burden costs will be proratably reimbursed to UBP at the rate of One Dollar and Sixty Cents ($1.60) per set for each set purchased by UBP in any month in excess of 30,000 sets, but capped at sixty thousand (60,000) sets per calendar month following the Commencement. Creative Friction agrees to provide UBP "most favored nation" status as to product pricing and to the extent it provides third parties with product pricing below the Base Price ($11.25 per set), the Base Price will be reduced to that lower level for UBP as well, provided UBP's monthly purchases are equal to fifty-two thousand (52,000) sets or more or the amount of third party sales.

                           (ii) The Supply Agreement shall provide that: (i)
                  Creative Friction will guarantee the pricing, quality of material and specifications from their current offering and priority production capacity for sale to UBP of up to one hundred thousand (100,000) sets of disc brake pads per calendar month, and (ii) UBP will guarantee the purchase from Creative Friction of a minimum of thirty thousand (30,000) sets of disc brake pads per calendar month. The Supply Agreement will stipulate the pricing, including annual increases subject only to actual material and labor increases, specified material formulas, and quality control specifications. In addition, in the event that, as a result of the use of any UBP's manufacturing formulas and/or specifications, Creative Friction experiences an increase in its cost of production, UBP will absorb all such cost increases; however, if Creative Friction realizes cost decreases in the cost of production due to UBP's formulas/specifications, then UBP will absorb these gains.

                           (iii) During any particular month within the term of
                  the Supply Agreement, Creative Friction will not be obligated to supply more than five thousand (5,000) sets of any particular product reference number to the extent that Creative Friction will not be able to fill such order due to needing additional tooling to fill such order; provided however, should UBP pay for one-half of the cost of the additional tooling, then Creative Friction will be obligated to purchase the additional tooling and fill such orders when said tooling is qualified by the plant. UBP's purchase price for the assets of Creative Friction (if such purchase option is exercised) shall be reduced by one-half of the unamortized purchase price of all tooling paid for in part by UBP associated with the foregoing. It is agreed that Creative Friction shall reimburse UBP its cost for said tooling if the parts made from said tooling an sold to others on the basis of Fifteen Cents ($.15) per set.

                           (iv) UBP recognizes that the formulas and processes
                  utilized by Creative Friction are not being assigned, conveyed, sold or in any way released to UBP and are proprietary to Creative Friction. It is the intent of the Parties to establish the material costs on a per part number basis.

                           (v) If UBP fails to purchase a minimum of seventy
                  thousand (70,000) sets per calendar month from December 1, 2002 and ninety thousand (90,000) sets per calendar month from March 3, 2003 onward, Creative Friction is free to sell to others any excess capacity it produces from the Facility.


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                  (b) Terms of Agreement. The Supply Agreement will have a five
(5) year period. Provided UBP has met its obligation under the Supply Agreement and is purchasing a minimum of fifty-two thousand (52,000) sets per calendar month, the Parties agree to negotiate in good faith the terms and conditions to extend the term of this Agreement for an additional five-year period on one hundred eighty (180) days' prior written notice by UBP. UBP shall have the right to cancel this Agreement on one hundred eighty (180) days' prior written notice. In the event of such cancellation, UBP's rights under the Option Agreement set forth in Section 1(c) below shall be void and not extend to any sales or offers for sale to others following the cancellation date. Should UBP cancel the Supply Agreement UBP shall only be obligated to purchase a minimum of thirty thousand (30,000) sets per calendar month beginning on the ninety-first (91st) day after the date of cancellation through the one hundred eightieth (180th) day at Twelve Dollars and Eighty-Five Cents ($12.85) per set. The Parties acknowledge and agree that upon execution of the final documentation, payment of the Option Fee and obligating itself to the other undertakings hereunder, UBP will be providing significant value to Creative Friction, which may result in Creative Friction becoming a profitable venture and providing a means to possibly recoup its past investment and additional profits. In the event this Agreement terminates at the end of its five (5) year term or as extended and UBP has neither exercised its Option or rights of first refusal nor has UBP been paid pursuant to Creative Friction's sale to third parties per Section 1(c)(ii), then UBP shall be entitled to a "Profits Distribution" equal to the product of Seventy-Five Cents ($.75) multiplied by the number of sets of brake pads sold by Creative Friction to UBP during the term of this Agreement in excess of fifty-two thousand (52,000) sets during each calendar month.

                  (c) Option Agreement.

                           (i) UBP Option. The Parties agree Creative Friction
will extend an Option to UBP to purchase the assets of the Company, exercisable at varying prices in the third (3rd) through fifth (5th) year. It is agreed the Purchase Price shall increase by ten (10%) percent in the forth (4th) year and ten (10%) percent in the fifth (5th) year. UBP will issue Five Hundred Thousand Dollars ($500,000) of UBP (144 restricted for one (1) year) stock to be valued in the same manner as set forth in Section 3 below) to the Members of Creative Friction upon execution of the definitive documents described herein as an Option Fee. The Five Hundred Thousand Dollar ($500,000) Option Fee shall be credited against the Asset Acquisition should UBP timely exercise its right to acquire the assets of Creative Friction and no event of default has occurred under the Supply Agreement. The Purchase Price for the assets shall be not less them Eight Million Dollars ($8,000,000) nor greater than Fifteen Million Dollars ($15,000,000). UBP shall be allocated an amount equal to One Dollar Fifty Cents ($1.50) per set for each set purchased in excess of fifty-two thousand (52,000) sets per each calendar month to apply toward the Asset Acquisition Purchase during the term of the Supply Agreement for each calendar month in which UBP orders and pays for greater than fifty-two thousand (52,000) sets in said calendar month. It being the intent of the Parties that fifty-two thousand (52,000) sets per calendar month is generally recognized as the break even point for Creative Friction's manufacturing costs and that for each set ordered by UBP in excess of fifty-two thousand (52,000) sets in any calendar month, Creative Friction shall be making a profit under the Supply sufficient to afford UBP an amount of One Dollar Fifty Cents ($1.50) per set for each set purchased in excess of fifty-two thousand (52,000) sets per each calendar month to be applied against the Purchase Price of the assets if UBP exercises its Option to acquire the assets of the Company during the term of this Supply Agreement. Subject to the minimum and maximum amounts described above, the Asset Acquisition Price shall be determined by multiplying the Company's gross sales for the preceding twelve (12) months by 100% percent. The Asset Acquisition Price will not include inventory of finished goods or raw materials which shall be paid for in addition to the Acquisition Price at cost plus twelve (12%) percent. The finished goods manufactured for UBP shall be priced at the lesser of the twelve



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(12%) percent cost plus or UBP's standard cost and the raw materials shall be at cost. All receivables of the Company will not be part of the Asset sale.

                           (ii) Sale to Third Parties. It is agreed between the
Parties that if Creative Friction desires to sell the assets of the Company prior to the expiration of the Supply Agreement or receives a bona fide offer to purchase said assets of the Company, which is acceptable to the Company, it shall offer same to UBP. UBP shall have thirty (30) business days in which to match said offer or allow Creative Friction to conclude a sale of the Company's assets to a third party. In the event a sale is made during the term of the Supply Agreement to a third party, Creative Friction shall pay to UBP, as a break-up fee, an amount equal to Seventy-Five Cents ($.75) per set for each set ordered by UBP over fifty-two thousand (52,000) sets in, any calendar month during the term of the Supply Agreement; plus (A) the Option Fee valued at the lesser of market value for the shares or Five Hundred Thousand Dollars ($500,000); plus (B) an amount equal to twenty-five (25%) percent of all proceeds payable to Creative Friction, its members and their affiliates in connection with said transaction (including any consulting, noncompete or other fees), to the extent such proceeds exceed the greater of Eight Million Dollars ($8,000,000) or 150% of the twelve (12) months' gross sales immediately preceding the month of entry into the contract to sell to a third party.

For purposes of this Agreement, sale of assets shall be deemed to include any indirect sale of the assets (e.g., sale of membership interests Creative Friction, merger into another entity or other form of transfer or reorganization), with appropriate adjustment to UBPs option, rights of first refusal or break-up fee. Nonetheless, it is understood that the Members may make transfers for estate planning purposes among family members, trusts, etc.

                  (d) Facility/Quality Control and Production Oversight. Creative Friction will manufacture the brake pads for UBP at Creative Friction's manufacturing facility in Phoenix, Arizona, utilizing formulas provided by Creative Friction.

                  For purposes of quality control and production oversight at UBP's discretion and request, Creative Friction will allow designated and agreed-upon UBP employees, consultants and customers on location at Creative Friction's facility, on a permanent or temporary basis during regular production hours.

                  (e) Billing and Payment. Creative Friction will prepare and present to UBP, with respect to each month of production following commencement, an invoice for all brake pads manufactured for UBP and UBP is obligated to purchase and Creative Friction is obligated to supply to UBP, said manufactured sets equal to a minimum amount of thirty thousand (30,000) sets per month during the term of this Agreement. Creative Friction will ship as manufactured sets to UBP's distribution center and UBP will pay each invoice as received from Creative Friction within forty-five (45) days from the date of such invoice.

         2. Execution of Supply Agreement. Recognizing that, during the period of the discussions between the Parties, the Parties agree that they will promptly proceed in good faith to negotiate the Supply Agreement which shall be subject in all respects, to the approval of the Parties. It is the intent of the Parties to finalize, execute and deliver the Agreements on or before February 10, 2002. Creative Fiction shall provide a draft of the Supply Agreement (including exhibits) to UBP on or before seven (7)days following the date of this Agreement and UBP will provide a draft of the Asset Purchase Agreement and the Option Agreement no later than February 5, 2002.



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         3. Exclusivity Period. The Parties agree that UBP desires to restrict
Creative Friction's ability to negotiate and finalize a Supply agreement with others for a certain period of time defined as the Exclusivity Period. UBP agrees as a consideration for said Exclusivity Period, it shall issue shares of its Common Stock to Creative Friction on or before two (2) business days following the date of full execution hereof, having a value equal to One Hundred Thirty-Seven Thousand Four Hundred Dollars ($137,400) based upon the closing price of UBP's Common Stock on the execution date of the Agreement (i.e., the date it is signed by both parties) as announced in The Wall Street Journal. UBP agrees within fourteen (14) days following the issuance of said shares to file a Form S-3 registration statement covering said shares at its sole cost and expense, and to use its best efforts to cause registration statement to be declared effective as promptly as practicable. In exchange, Creative Friction shall agree to not enter into any other supply agreements with outside parties for a period from the date of this Agreement until February 22, 2002 (the "Exclusivity Period"). Creative Friction further agrees to not directly or indirectly negotiate with any other person or entity during the Exclusivity Period with respect to any of the subject manner covered by this letter of intent and expressly agrees not to negotiate or discuss with any other person other than existing shareholders and lenders during the Exclusivity Period regarding any debt of equity financing or any proposed purchase or sale of any direct or indirect ownership interest in Creative Friction or prospective entry into a partnership, joint venture or other similar agreement. UBP, its advisors, financing sources and customers shall be provided full access to the plant during the Exclusivity Period, subject to execution of appropriate confidentiality agreements.

         4. Funding of Ramp Up Costs. Upon execution of the find documentation, UBP will begin funding, in cash or liquid common stock (valued at the closing price on each date of funding as announced in The Wall Street Journal), its share of the ramp up costs equal to fifty (50%) percent of said costs incurred, as evidenced by the previously submitted ramp up cash flow Pro Forma, provided that UBP shall not be obligated to fund in excess of the first two months' ramp up costs.

         5. Approved Public Announcement. The Parties agree to announce this Strategic Alliance initiative by press releases approved by both Parties within five (5) business days following execution of this Agreement. The specific terms of the Strategic Alliance shall not be announced until execution of the final documentation, unless otherwise agreed to by the parties.

         6. Expenses. Each Party shall be responsible for all of its own costs and expenses, including without limitation, any attorneys' fees, which such Party may incur in connection with the negotiations and transactions contemplated by this Letter of Intent.

         7. Additional Due Diligence. The Parties shall continue to cooperate with one another regarding the performance of any additional customary informational, marketing and technical, legal and financial due diligence regarding each other. During the period commencing upon execution of this Letter of Intent, both Parties shall use their reasonable and best efforts to comply with all reasonable additional due diligence requests. Each Party shall continue to provide all material information requested and shall not omit making any disclosure of any disclosure of any material information that would impact the analysis of the Strategic Alliance or the Supply Agreement by the requesting party. To the extent key personnel are required to conclude a Party's due diligence, the other Party shall continue to make such personnel reasonably available during regular business hours. Execution of final documentation is contingent upon each party being satisfied in its sole discretion to the results of its due diligence.

         8. Continuation of Relationships. From and after the date hereof until the termination of this Letter of Intent, the Parties shall continue to conduct their respective businesses within their respective normal


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and ordinary courses and shall continue to use their reasonable efforts to preserve their business, business relationships, and the goodwill of their business customers and suppliers.

         9. Confidentiality. The Parties have entered into a mutual Non-Disclosure and Confidentiality Agreement which shall govern any disclosure made in the course of the Strategic Alliance and Supply Agreement.

         10. Governing Law. This letter shall be governed by tile laws of the State of Arizona without regard to its conflict of law principles.

         11. Brokers' or Finders' Fees. Each of UBP and Creative Friction shall indemnify and hold harmless the other from and against any claim for brokerage or finders' fees arising out of the transaction contemplated herein by any person claiming to have been engaged by either UBP or Creative Friction.

         12. Binding Effect. This letter is an expression of mutual intent to proceed with the drafting of the Definitive Supply Agreement and other documents in accordance with the principles stated herein for the obligations of the parties set forth Paragraphs 3 through 10 hereof, and this Paragraph 12, which are binding upon the parties, the obligations of the Parties are entirely subject to the execution and delivery of the definitive Supply Agreement and other documents.

         13. Non-Assignable. This Letter of Intent shall not be assignable.

         14. Counterparts. This letter may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one Agreement.

                                      Very truly yours,

                                      CREATIVE FRICTION, L.L.C.


                                      By:    /s/ Jerry Tokoph
                                         ---------------------------------------
                                         Jerry Tokoph, Jr., President

AGREED TO AND ACCEPTED this 18th day of December, 2001.

UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

By: /s/ Arvin Scott
   ----------------------------------
        Arvin Scott, President